UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2016

Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 256-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 3, 2016, the Board of Directors (the “Board”) of Cynosure, Inc. (the “Company”) adopted and approved a non-equity incentive plan for executive officers of the Company (the “Non-Equity Incentive Plan”).

The Non-Equity Incentive Plan provides for awards payable in cash or, to the extent permissible under a shareholder-approved stock plan of the Company, stock-based awards to executive officers of the Company. Under the Non-Equity Incentive Plan, participants may be granted awards that vest at the end of a performance period, consisting of a specified fiscal year or other period determined by the Compensation Committee of the Board (the “Compensation Committee”), subject to the achievement of performance goals established by the Compensation Committee and such other qualitative measures as the Compensation Committee deems appropriate. An award may be denominated and computed based on a stated dollar amount, a percentage of annual base salary or a percentage of an annual bonus pool or performance measure established by the Compensation Committee.

On July 20, 2016, the Board established an additional target cash award for Michael Davin, the Company’s president and chief executive officer, under the Non-Equity Incentive Plan for the year ending December 31, 2016. The award is intended to incentivize increased Company performance in 2016 and is in recognition of Mr. Davin’s recent appointment as president and his increased duties and responsibilities in light of the impending retirement of Timothy Baker, the Company’s chief operating officer and chief financial officer. The award is equal to a maximum of 126% of Mr. Davin’s base salary based on increasing levels of revenue performance above the maximum revenue performance goal set for his February 2016 award. The award is contingent upon the Company meeting or exceeding the maximum 2016 EBITDA-margin performance goal set in February 2016, as adjusted to exclude specified sales, marketing, and research and development expenditures as determined by the Board. This award is in addition to the cash award established by the Board for Mr. Davin in February 2016 under the Non-Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.

Date: July 22, 2016	By:	/s/ Timothy W. Baker
Timothy W. Baker Chief Operating Officer and Chief Financial Officer